CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216056 on Form S-8 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Foundation Building Materials, Inc. (the Company) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Foundation Building Materials, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

February 26, 2018